EXHIBIT 3.200

ARTICLES OF INCORPORATION

OF

T. C. H. COAL CO.

KNOW ALL MEN BY THESE PRESENTS:

That I, a natural person over the age of twenty-one (21) years, form a corporation under the provisions of Chapter 271 of the Kentucky Revised Statutes, and adopt the following Articles of Incorporation:

ARTICLE I

The name of the corporation is T. C. H. COAL CO.

ARTICLE II

The purposes for which the corporation is organized, the business which it may conduct and the enterprises in which it may engage include the following to the extent permitted by law (in addition to those powers conferred by statute):

(1) To engage in all lawful forms of business.

(2) To mine, sell and ship coal and other minerals; to purchase, lease and hold in fee simple or upon royalty or rental or otherwise, and to sell, lease, or otherwise dispose of, coal and coal lands and other real and personal property necessary or convenient in the transaction of said business; to engage in business, both wholesale and retail, as producers and dealers in coal, coal briquettes, coke, wood, fuel, oil and other combustibles; to own, control and maintain storage yards and houses, motor vehicles, watercraft, cars and other means of transportation delivery; to produce and deal in gas, oil and other mineral products; to construct and operate all necessary railroads and tamroads; to buy and sell merchandise at wholesale and retail, and conduct a general mercantile business; and to acquire, hold, work and operate mines and lodes, and to do all things incident to the general business of mining and to treat and market the product of the mines.

(3) To purchase, own and hold the stock of other corporations, and to do every act and thing incident to the ownership thereof, including the direction of the operations and businesses and such other corporations through its ownership of stock therein.

(4) To purchase, take, receive, subscribe for and otherwise acquire, own, hold, vote, use, employ, sell, mortgage, deal in and with, shares and other interests in and promissory notes, bills of exchange, trade acceptances and other obligations of itself or other corporations (whether domestic or foreign), associations, partnerships or individuals, and direct or indirect obligations of the United States or of any other government, state, territory, governmental district or municipality, of a governmental instrumentality.

(5) To acquire in whole or in part the assets, property, rights and goodwill of any corporation, association, partnership or individual and to assume and agree to pay the whole or any part of the liabilities and obligations of the transferor.

(6) To make contracts and guarantees and incur liabilities, borrow money at such rates of interest as the corporation may determine, issue its notes, bonds and other obligations and secure them by mortgage or pledge of all or any of its property, franchises and income, and to issue its notes, bonds or other evidence of indebtedness convertible into common or preferred stock or other securities of the corporation.

(7) To purchase, take, receive, lease or otherwise acquire, own, hold, use, improve and otherwise deal in and with, and to sell, convey, mortgage, pledge, lease, exchange, transfer or otherwise dispose of real and personal property, chattels real and all interests, rights and equities therein.

(8) To the extent permitted by law, to act as agent, broker or attorney-in-fact for others for any purposes.

(9) To conduct its business, carry on its operations, have offices and exercise its corporate powers in any state, territory, district and possession of the United States and in any foreign country.

(10) The corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to herein, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Any indemnification herein (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth herein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders. The indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. The corporation shall have power to purchase and maintain insurance on behalf of any person, who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions hereof.

(11) To such extent as a corporation organized under Chapter 271 of the Kentucky Revised Statutes may now or hereafter lawfully do, and either as principal or agent and either alone or in connection with other corporations, firs or individuals, to do all and everything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the corporation or to enhance the value of its properties; in general to do any and all things and exercise any and all powers, rights and privileges which a corporation may now or hereafter be organized to do or to exercise under the said Chapter 271 or under any laws amendatory thereof, supplemental thereto or substituted therefor; and to do any or all the things hereinbefore set forth to the same extent as natural persons might or could do.

The foregoing provisions shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers shall not be held to limit or restrict in any manner the purposes and powers herein specified, which shall, except when otherwise provided herein, be in no wise limited or restricted by reference to, or inference from the terms of any provisions of this or any other article hereof.

ARTICLE III

The corporation shall have perpetual duration.

ARTICLE IV

The address of the corporation and its registered office is 410 Ann Street, Frankfort, Franklin County, Kentucky 40601; and the name and address of its registered agent is Travis M. Bush, 410 Ann Street, Frankfort, Franklin County, Kentucky 40601.

ARTICLE V

The aggregate number of shares which the corporation shall have authority to issue is Four Thousand (4,000) shares, of which Two Thousand (2,000) shares of the par value of One Hundred Dollars ($100) per share shall be designated preferred shares and Two Thousand (2,000) shares without par value shall be designated common shares.

The relative rights, preferences, privileges and limitations of the shares of each class are as follows:

(1) Dividends. The holders of preferred shares, in preference and priority to the holders of common shares, shall be entitled to receive, when and as declared by the Board of Directors, noncumulative dividends at the rate of $6 a share per year, and no more, payable to shareholders of record at the close of business on such date preceding the payment thereof as may be fixed by the Board of Directors on declaring any such dividend. Such dividend shall not be cumulative and the holders of preferred shares shall have no right to such dividend even though the corporation has funds legally available for the payment of dividends unless the same shall have been declared by the Board of Directors, but such dividend shall be paid or declared and set apart for payment in any year before dividends for such year are declared and paid on the common shares.

(2) Redemption. The corporation, at the option of the Board of Directors, may redeem the whole or, from time to time, may redeem any part of the preferred shares on any dividend date by paying therefor in cash the sum of $105 per share, plus an amount equal to all dividends thereon declared but unpaid on the date fixed for redemption, such sum being hereinafter referred to as the redemption price. At least 30 days’ previous notice by registered mail, postage prepaid, shall be given to the holders of record of the preferred shares to be redeemed, such notice to be addressed to each such shareholder at his post office address as shown by the records of the corporation. On the date fixed for redemption and stated in such notice, each holder of preferred shares called for redemption shall surrender his certificate for such shares to the corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. If less than all the shares represented by any such surrendered certificate are so redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given and if, on or before the date fixed for redemption, funds necessary for the redemption shall have been set aside so as to be and continue available therefor, then, notwithstanding that the certificates evidencing any preferred shares so called for redemption shall not have been surrendered, no dividend shall be payable on such shares after the date fixed for redemption and all rights with respect to the shares so called for redemption shall forthwith, after such date, terminate, except only the right of the holders to receive the redemption price thereof without interest. At any time after giving notice of redemption of all or any part of the preferred shares, the corporation may deposit with a bank or trust company, as a trust fund for the benefit of the holders of the shares called for redemption, an amount in cash sufficient to pay the redemption price of such shares. After the making of such deposit, such shares shall not be deemed to be outstanding for any purpose and the rights of the holders thereof shall be limited to the right to receive payment of the redemption price from such fund upon surrender of the certificates. Subject to the provisions thereof, the Board of Directors shall have authority to prescribe the manner in which all or any part of the outstanding preferred shares shall be redeemed.

(3) Liquidation or dissolution. In the event of the voluntary liquidation or dissolution of the corporation, the holders of preferred shares shall be entitled to receive out of the assets of the corporation, whether such assets are capital or surplus, the sum of $105 per share and a further amount equal to any dividends thereon declared and unpaid to the date of such distribution, and no more, before any payment shall be made or any assets distributed to the holders of common shares. In the event of the involuntary liquidation or dissolution of the corporation, the holders of preferred shares shall be entitled to receive out of assets of the corporation, whether such assets are capital or surplus, the sum of $100 per share and a further amount equal to the dividends declared and unpaid thereon to the date of such distribution, and no more, before any payment shall be made or any assets distributed to the holders of common shares. If, upon any liquidation or dissolution, whether voluntary or involuntary, the assets thus distributed among the holders or preferred shares are insufficient to permit the payment to such shareholders of the full preferential amounts thereof, then the entire assets of the corporation to be distributed shall be distributed ratably among the holders of preferred shares. After payment or distribution to the holders of preferred shares of such preferential amounts, the holders of common shares shall be entitled to receive ratably all the remaining assets of the corporation. A consolidation or merger of this corporation with or into any other corporation or corporations shall not be deemed to be a liquidation or dissolution within the meaning of this clause.

(4) Voting rights. The holders of preferred shares shall not be entitled to vote, and the holders of common shares shall have all the voting power of the corporation.

(5) Pre-emptive or preferential rights. No stockholder of the corporation shall, by reason of his holding shares therein, have any pre-emptive or preferential right to purchase or subscribe for any shares of any class of the corporation, now or hereafter to be authorized, of any notes, debentures, bonds or other securities, convertible into or carrying options or warrants to purchase such shares, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder; and the Board of Directors may issue shares of the corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares for such consideration as they in their discretion may determine without offering any such shares, either in whole or in part, to existing stockholders.

ARTICLE VI

The amount of capital with which the corporation shall commence business is One Thousand Dollars ($1,000.00).

ARTICLE VII

The name and address of, and the number of shares of common stock subscribed by, the sole incorporator are as follows:

Name	Address	No. Shares of Common Stock
Travis M. Bush	410 Ann Street Frankfort, Kentucky 40601	10

ARTICLE VIII

The number of directors shall be fixed by resolution of the Board of Directors or by the bylaws. Unless otherwise determined, the number of directors shall be three (3). Vacancies in the Board of Directors, including vacancies occurring by reason of the creation of additional directorships, shall be filled by the remaining member or members of the Board.

ARTICLE IX

The authority to make, amend and repeal bylaws is vested in the Board of Directors, subject to the power of the stockholders to change or repeal such bylaws, as provided by the laws of Kentucky.

IN TESTIMONY WHEREOF, witness the signature of the incorporator this 9th day of December, 1971.

/s/ Travis M. Bush
Travis M. Bush

I hereby certify that I prepared the foregoing Articles of Incorporation of T. C. H. Coal Co.

/s/ L. L. Leatherman
L. L. Leatherman
Greenebaum Grissom Doll Matthews & Boone
614 Kentucky Home Life Building
Louisville, Kentucky 40202